Exhibit 99.1

Release:	June 15, 2023

CPKC announces results of director elections

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (“CPKC”) announces that all resolutions placed in front of shareholders at its 2023 annual meeting earlier today have been passed, including the election of all 13 nominees listed in the management proxy circular dated April 24, 2023, as directors of CPKC.

All directors received at least 93.82 percent of votes cast. The advisory vote on executive compensation (Say on Pay) received 95.95 percent approval. The advisory vote on approach to climate change (Say on Climate) received 83.70 percent approval.

Isabelle Courville, upon her re-election as a director, has been re-appointed Chair of CPKC’s Board of Directors.

The detailed results of the vote by ballot on the election of directors are as follows:

	% Votes For	% Votes Against
The Hon. John Baird	97.73%	2.27%
Isabelle Courville	97.74%	2.26%
Keith E. Creel	99.91%	0.09%
Jill Denham	99.81%	0.19%
Amb. Antonio Garza (Ret.)	99.90%	0.10%
David Garza-Santos	99.90%	0.10%
Edward Hamberger	99.90%	0.10%
Janet Kennedy	99.93%	0.07%
Henry Maier	93.82%	6.18%
Matthew Paull	98.53%	1.47%
Jane Peverett	98.93%	1.07%
Andrea Robertson	99.22%	0.78%
Gordon Trafton	99.28%	0.72%

Final voting results on all matters voted on at the annual meeting will be filed on SEDAR (www.sedar.com) and EDGAR (www.sec.gov).

About CPKC

With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf of México to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

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